Exhibit 23.3


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
EMT Corp.:

We consent to the use of our report in Amendment No. 4 to the registration statement on Form S-4 of EMT Corp. of our report dated March 21, 2003, with respect to the balance sheets of EMT Corp. as of December 31, 2002 and 2001, and the statements of income, stockholder's equity, and cash flows for the year ended December 31, 2002 and for the periods from December 22, 2001 to December 31, 2001 and from July 1, 2001 to December 21, 2001, included in the EMT Corp. Prospectus.

                                  /s/ KPMG LLP


September 19, 2003
Lincoln, Nebraska